February 17, 2000



Board of Directors of
Tera Computer Company

Dear Sirs:

     I have supervised the corporate proceedings relative to the issuance of:

1. 5,226,875 shares of common stock, $.01 par value (the "Common Stock"), of Tera Computer Company, a Washington corporation (the "Company"), pursuant to the Purchase Agreement, dated as of January 21, 2000 by and among the Company and the investors listed on the Purchase Agreement (the "2000 Placement");

2. Warrants to purchase 130,000 shares of Common Stock, and of the authorization of shares of Common Stock issuable upon exercise of such warrants, to DM Management, LLC for services in connection with a private placement of the Company's securities (the "DM Management Warrants");

3. Warrants to purchase 100,000 shares of Common Stock, and of the authorization of shares of Common Stock issuable upon exercise of such warrants, to Angel Cruz, Nathan Goldstein, Anthony Kirincic, Kirlin Securities and David Lidner for financial advisory services (collectively, the "Kirlin Warrants"); and

4. Warrants to purchase 100,000 shares of Common Stock, and of the authorization of shares of Common Stock issuable upon exercise of such warrants, to Thomas Parigian, Photiney Poliack and Denise Reilly for financial advisory services (collectively, the "Agean Warrants").

     The shares of Common Stock issued to the investors in the 2000 Placement pursuant to the above-referenced Purchase Agreement and in connection with the 2000 Placement are referred to herein as the "Shares." The DM Management Warrant, Kirlin Warrants and the Agean Warrants are collectively referred to herein as the "Warrants."

     I also am familiar with the corporate proceedings relative to the incorporation of the Company and to its present corporate status. Based upon the foregoing and having regard for such legal considerations, as I have deemed relevant, I am of the opinion that:

     1. The Company is a corporation duly incorporated and validly existing under the laws of the State of Washington, with full corporate power to issue the Shares, and the Warrants and to issue the Common Stock reserved for issuance upon exercise of the Warrants.

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     2. The Shares have been duly authorized by appropriate corporate action and are validly issued, fully paid, and nonassessable.

     3. The shares of Common Stock issuable upon exercise of the Warrants have been duly authorized and reserved for such purpose by appropriate corporate action. The shares of Common Stock issuable upon exercise of the Warrants will be validly issued, fully paid, and nonassessable upon such exercise.

                                       Very truly yours,

                                       /s/ KENNETH W. JOHNSON

                                       Kenneth W. Johnson, Esq.
                                       Vice President - Finance
                                       and General Counsel